Exhibit 99.3

FOR IMMEDIATE RELEASE
April 1, 2015

GCI Completes Offer to Purchase for Cash Any and All of its Outstanding 8.625% Senior Notes due 2019

Anchorage, Alaska, April 1, 2015 — General Communication, Inc. (Nasdaq: GNCMA) announced today the completion of the previously announced cash tender offer (the “Tender Offer”) for any and all of the outstanding 8.625% Senior Notes due 2019 (the “Notes”) issued by GCI, Inc. (“GCI”).

Holders of the Notes who validly tendered (and did not validly withdraw) their Notes at or prior to 5:00 p.m., New York City time, on March 31, 2015 (such time and date, the “Expiration Time”), or who delivered to the depository and information agent a properly completed and duly executed Notice of Guaranteed Delivery at or prior to the Expiration Time in accordance with the instructions described in the Offer to Purchase, will receive in cash $1,047.44 per $1,000 principal amount of Notes validly tendered and accepted for purchase payable for such tendered Notes that were accepted by GCI for purchase in the Tender Offer, plus accrued and unpaid interest to, but not including, the settlement date, which is expected to be April 1, 2015.

At the Expiration Time, valid tenders had been received with respect to approximately $334.5 million of the $425 million aggregate principal amount of the Notes outstanding.  In accordance with the indenture governing the 2019 Notes, GCI has issued an irrevocable notice of redemption with respect to all outstanding Notes that were not tendered in the Tender Offer.  The redemption date is May 1, 2015.

Contact

Tom Chesterman
(907) 868-1585